Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: David H. Dunn

President and Chief Executive Officer

(989) 631-4280

Wolverine Bancorp, Inc. Adopts Stock Repurchase Program

Midland, Michigan, February 14, 2012. Wolverine Bancorp, Inc. (the “Company”) (Nasdaq: WBKC), the holding company for Wolverine Bank, announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 125,375 shares. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

About Wolverine Bancorp, Inc. and Wolverine Bank

Wolverine Bancorp, Inc. is the parent company of Wolverine Bank. Wolverine Bank, a federally chartered, FDIC-insured savings bank, was organized in 1933, is headquartered in Midland, Michigan and provides a broad range of financial products and services to individuals, families and businesses throughout the Great Lakes Bay Region of Michigan and beyond. Wolverine Bank provides exceptional lending expertise through three banking offices located in Midland, Michigan, the Midland County Seat, and a banking office and loan center located, respectively, in Frankenmuth and Saginaw, Michigan, located in neighboring Saginaw County. Wolverine Bank continues to offer aggressively low mortgage interest rates regionally and beyond, with loan services available to all fifty states.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verb such as “will,” “would,” “should,” “could” or may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Wolverine Bancorp, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.